Exhibit 99(h)(15-b)
AMENDMENT NO. 8
To the PARTICIPATION AGREEMENT
Among
PUTNAM VARIABLE TRUST
PUTNAM RETAIL MANAGEMENT LIMITED PARTNERSHIP
And
LINCOLN LIFE AND ANNUITY COMPANY OF NEW YORK

THIS AMENDMENT is made and executed as of the 1st day of February, 2021 among Lincoln Life & Annuity Company of New York (the “Company”), Putnam Variable Trust (the “Trust”) and Putnam Retail Management Limited Partnership (the “Underwriter).

WHEREAS, the Company, the Trust and the Underwriter have executed a Participation Agreement dated as of April 30, 2001, as amended (the “Fund Participation Agreement”);

Wherefore, each of the parties hereto wish to amend the Fund Participation Agreement as follows.

1.	Schedule A of the Fund Participation Agreement shall be amended to add PVT George Putnam Balanced Fund - Class IA to Separate Account M.

2.	All other terms of the Fund Participation Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the first above-written date.
PUTNAM RETAIL MANAGEMENT  LIMITED PARTNERSHIP
By its authorized officer,
/s/ Mark Coneeny
Name: Mark Coneeny
Title:    Head of Relationship Management

PUTNAM VARIABLE TRUST
By its authorized officer,
Name: Michael Higgins
Title: Treasurer of the Funds

LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK
/s/ Jayson R. Bronchetti
Name: Jayson R. Bronchetti
Title: Senior Vice President